   As filed with the Securities and Exchange Commission on December 7, 2000

                                                  Registration No. 333-[      ]
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933

                           NEXELL THERAPEUTICS INC.
            (Exact name of Registrant as specified in its charter)

             Delaware                                         06-1192468
   (State or other jurisdiction                            (I.R.S. Employer
 of incorporation or organization)                      Identification Number)

                                   9 Parker
                           Irvine, California 92618
                                (949) 470-9011
 (Address, including zip code, and telephone number, including area code, of
                  Registrant's principal executive offices)

                           William A. Albright, Jr.
                    President and Chief Operating Officer
                                   9 Parker
                          Irvine,  California 92618
                                (949) 470-6485
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                           Alan C. Mendelson, Esq.
                               LATHAM & WATKINS
                            135 Commonwealth Drive
                         Menlo Park, California 94025
                                (650) 328-4600

       Approximate date of commencement of proposed sale to the public:
 As soon as practicable after this Registration Statement becomes effective.


  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered     Proposed Maximum Aggregate Offering Price     Amount Of Registration Fee (1)
---------------------------------------------------------------------------------------------------------------------
Common Stock                                          $25,000,000                                 $6,600
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.


  The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

                 Subject to Completion, Dated December 7, 2000

PROSPECTUS

                           NEXELL THERAPEUTICS INC.

                                   9 Parker
                           Irvine, California 92618
                                (949) 470-9011

                 $25,000,000 Aggregate Amount of Common Stock

                             --------------------

     This prospectus will allow us to issue common stock over time. This means:

     .  we will provide a prospectus supplement each time we issue common stock;

     . the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this document; and

     . you should read this document and any prospectus supplement carefully before you invest.


          Nexell Therapeutics Inc. common stock is traded on the Nasdaq National Market under the symbol "NEXL." On December 6, 2000, the closing sale price of Nexell common stock on the Nasdaq National Market was $3.59 per share.

          This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 3.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is December 7, 2000

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
Prospectus Summary.....................................................  1
The Company............................................................  1
The Offering...........................................................  2
Risk Factors...........................................................  3
Forward-Looking Statements............................................. 12
Use of Proceeds........................................................ 14
Plan of Distribution................................................... 15
Where You Can Find More Information.................................... 16
Legal Matters.......................................................... 17
Experts................................................................ 17

                               Prospectus Summary

     The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements appearing elsewhere or incorporated by reference in this prospectus.

                                  The Company

     Nexell Therapeutics Inc. (formerly VIMRX Pharmaceuticals Inc.) is a biotechnology company that focuses on innovative technologies to improve human health. Nexell's principal subsidiary, Nexell of California, Inc. is developing products utilizing cell separation technology in cell therapy for cancer and other life-threatening diseases. We currently sell cell therapy products in Europe, the United States and Canada.

                                  The Offering

Common stock offered in this
prospectus...................................  ________ shares

Common stock outstanding after
the offering.................................  ________ shares (l)

Use of proceeds..............................  See "Use of Proceeds."

Nasdaq National Market symbol................  NEXL
__________________
(1)  Based on shares outstanding as of September 30, 2000.
     Does not include:

     . 2,305,247 shares of common stock issuable upon exercise of outstanding options as of September 30, 2000;

     . 3,911,130 shares of common stock issuable upon exercise of outstanding warrants as of September 30, 2000; and

     . 12,499,817 shares of common stock issuable upon conversion of outstanding convertible preferred stock as of September 30, 2000.

                                  Risk Factors

     An investment in the securities offered by this prospectus is very risky. You should carefully consider the following risk factors in addition to the information in the remainder of this prospectus before deciding to purchase the stock.

     These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our securities.

     Investors should consider the following factors:

We have a history of operating losses and may not be profitable.

     Since commencing our operations in January 1987, through September 30, 2000, we have incurred an accumulated deficit of approximately $192,287,000. These losses have resulted principally from costs incurred in research and development of the Isolex(R) system and our cell culture technologies, general and administrative expenses, and the prosecution of patent applications. We had no significant operating revenues until 1998. Revenues since 1998 have been principally derived from sales of Isolex(R) devices and related disposables. We expect to incur substantial additional losses over the next several years, whether or not we continue to generate revenues, as we continue to develop our products. We expect that these additional losses will result primarily from our research and development programs, including preclinical and clinical trials, and the establishment of marketing and distribution capabilities necessary to support commercialization efforts for our products. We cannot predict with any certainty the amount of future losses. Our ability to continue to generate revenue and operating income in the future will depend on many factors, including:

     . establishing manufacturing, sales and marketing capabilities for our products internally and through collaborative arrangements;

     . cost and timing of regulatory approvals and commercial sales of our products;

     .  level of competing technologies and market developments;

     .  protection of our patent and other intellectual rights;

     .  continued scientific progress in our research and development programs;
        and

     .  Timing and investment in new technologies.

We expect to continue to incur net operating losses for the foreseeable future and we can give no assurance that we will ever be profitable.

Failure to obtain and maintain required regulatory approvals would restrict our ability to sell our products and earn revenues.

     Our development activities of our technologies are intended to lead to new drugs and medical devices that must obtain the approval of the United States Food and Drug Administration before sales may be made in the United States, and the approval of foreign regulators before sales may be made in foreign jurisdictions. The process of obtaining and maintaining regulatory approvals for new drugs and medical devices is lengthy, expensive and uncertain. The manufacturing, distribution, advertising and marketing of these products are also subject to extensive regulation. If we cannot demonstrate the safety, reliability and efficacy of our product candidates, we will not obtain required regulatory approvals and our revenues will suffer. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the FDA to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals, and criminal prosecution. The FDA also has the authority to request recall, repair, replacement or refund of the cost of any device manufactured or distributed by us.

     Even after regulatory approval of a product is granted, that approval may be subject to limitations on the indicated uses for which it may be marketed. In addition, the FDA, other regulatory agencies and governments in other countries continue to review and inspect marketed products, manufacturers and manufacturing facilities after regulatory approval is granted. Later discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. Further, governmental agencies may establish additional regulations which could prevent or delay regulatory approval of our products.

If we do not successfully complete clinical trials, we will not be able to obtain FDA approval and sell our products.

     To be able to market products in the United States, we must demonstrate, through extensive preclinical studies and clinical trials, the safety and efficacy of our processes and product candidates, together with the cells produced by such processes in such products, for application in the treatment of humans. We have completed pivotal clinical trials to demonstrate the safety and biological activity of patient cells isolated and collected in the Isolex(R) 300i system. We plan to conduct additional trials to demonstrate safety and efficacy for enhancements to the Isolex(R) 300i. If our clinical trials for product enhancements to the Isolex(R) 300i, or if our other products are not successful, our products may not be marketable.

     Our ongoing studies may be delayed or halted for various reasons, including:

     . lack of effectiveness of our device is not effective, or the perception by physicians that the device is not effective;

     .  failure of patients to enroll in the trials at the rate we expect;

     . doubts among physicians and patients regarding the utility of stem cell therapy; and

     .  side effects as a result of the treatment.

     In addition, the FDA and foreign regulatory authorities have substantial discretion in the approval process. The FDA and foreign regulatory authorities may not agree that we have demonstrated that our products are safe and effective.

If the licenses we depend on are breached or terminated, we would lose our right to develop and sell the products covered by the licenses.

     We have obtained licenses to third-party technology to conduct parts of our business, including technology supporting critical components of our Isolex(R) system. We are the exclusive licensee in the field of therapeutic research to patented technology from Becton Dickinson Company and Johns Hopkins University, which technology relates to stem cell separation and particularly relates to the separation of CD34 blood stem cells. If the licensors breach or terminate this or other licenses, we may lose our rights to develop and market the products for the purposes covered by the licenses, including the rights to develop and market our Isolex(R) system. We may not be able to obtain additional licenses as may be required for the development of our products on reasonable terms or at all.

If our patent and other intellectual property protection is inadequate, our sales and profits could suffer or competitors could force our products out of the market.

     We own or license patents on which our products rely in four general patent families:

     .  selection systems;

     .  bioreactor and culture systems;

     .  reagents for use in selection; and

     .  cell culture and cell compositions.

     Four of our licensed patents relating to CD34 stem cell separation, a critical application of the Isolex(R) system, currently are set to expire in 2004, 2007, 2110 and 2111, respectively. We may not be able to extend these or any other patents. Competitors may develop products based upon the same principles as our products, including the Isolex(R) system, and market those products after our patents expire, or may design around our existing patents. If this happens, our sales would suffer and profits could be severely impacted. In addition, patents may be issued to others which prevent the manufacture or sale of our products. We may have to license those patents and pay significant fees or royalties to the owners of the patents in order to keep marketing our products. This would cause profits on sales to suffer.

     We have filed patent applications with respect to our potential products. These patent applications and others which may be filed by us may not issue. The scope of any patent that issues may not be sufficient to protect our technology. The laws of foreign jurisdictions in which we sell and intend to sell our products may not protect our rights to the same extent as the laws of the United States.

     In addition to patent protection, we also rely on trade secrets, proprietary know-how and technology advances. We enter into confidentiality agreements with our employees and others, but these agreements may not be effective in protecting our proprietary information. Others may independently develop substantially equivalent proprietary information or obtain access to our know-how.

If we do not keep pace with technological and market changes, our products may become obsolete and our business may suffer.

     The market for our products is very competitive and is subject to rapid technological changes. Our competitors may have developed, or could in the future develop, new technologies that compete with our products or even render our products obsolete. Numerous investigators are working in the fields for which our products are intended for use. Given the unpredictable nature of medical research and clinical development, studies have been and will continue to be published that are not supportive of the uses of our products for which we intended. Even if we are able to demonstrate improved or equivalent results of our products compared to existing products, practitioners may not switch to our new products. Given the experience and expertise associated with traditional cancer treatment methods, if we cannot develop our cell selection procedure to lead to a less expensive and quicker recovery time than seen with alternative treatment methods, we will suffer a competitive disadvantage. Researchers are continually learning more about cancer that may lead to new technologies to treat the disease. To the extent that others develop new technologies that address cancer treatment, our business will suffer.

The market for our products will depend on acceptance by physicians and patients.

     Market acceptance and demand for our products will depend largely on acceptance by physicians and patients of the products as safe and effective treatments and on the pricing of alternative products. Our technologies or product candidates may not be accepted by the marketplace as readily as competing or alternative processes or methodologies. Sales of our products have generated growing but modest revenues to date. The Isolex(R) 300i cell selection system has been approved for marketing in the United States. This is the only one of our stem cell selection products that has received such approval. We cannot assure that any of our products will gain any significant degree of market acceptance in the United States or internationally among physicians, hospital personnel, other health care providers and third-party payers, even if reimbursement and necessary regulatory approvals are obtained. We believe that the commercial success of our products will depend on such acceptance. Acceptance will also depend upon our ability to train physicians, hospital personnel and other health care providers to use the Isolex(R) system and our other products, and the willingness of such individuals to learn to use these products. Failure of our products to achieve significant market acceptance would have a material adverse effect on our business, financial condition and results of operations.

The success of sales of our products may depend upon reimbursements by third-party payers.

     In the United States, physicians, hospitals and other health care providers that perform medical services generally rely on third-party payers, such as government and private health insurance plans and health maintenance organizations, to reimburse all or part of the cost associated with the treatment of patients. Our ability to successfully commercialize our product candidates will also depend on the extent to which these third party payers will pay for the products and related treatments. Reimbursement by third party payers depends on factors such as the payers' determination that use of the products is safe and effective, medically necessary and not experimental or investigational, appropriate for the patient and cost-effective. At present, most third-party payers will reimburse for stem cell transplantation based on fixed case rates. Many payers, however, still consider stem cell selection to be experimental and investigational and have not included reimbursement for the selection process in those case rates. A number of transplant centers in the United States have in fact succeeded in negotiating higher case rates to include reimbursement for the stem cell selection process, but there can be no assurance that most or all of our customers will have such success in the United States or foreign jurisdictions. Accordingly, reimbursement in the United States or foreign jurisdictions may not be available or maintained for the Isolex(R) system or any of our product candidates.

     If third party payers do not approve our products for reimbursement, sales will suffer as transplant centers and patients opt for competing products or alternative treatments. If we do not obtain approvals for adequate third-party reimbursements, we may not be able to establish or maintain price levels sufficient to realize an appropriate return on our investment in product development. Any limits on reimbursement available from third-party payers may reduce the demand for, or negatively affect the price of, our products.

We have limited experience with manufacturing and we depend on third parties, who may not perform, manufacture, or distribute our products outside the United States, Canada and Western Europe.

     We have no in-house manufacturing capability and rely exclusively on Baxter Healthcare Corporation for the manufacture of our Isolex(R) and MaxSep(R) products, as well as the supplies associated with these products. We also contract with Dynal Biotech, a Norwegian reagent company, for the supply of paramagnetic beads for use in cell selection. We contract with other companies for supply of monoclonal antibodies, reagents and/or plastics. We rely on Baxter affiliates and other companies for the distribution and servicing of our products outside of the United States, Canada and Western Europe. If third parties do not successfully carry out their contractual duties or meet expected deadlines, or if our supply of certain components or other materials is limited or interrupted, we would not be able to conduct clinical trials or market our product candidates on a timely and cost-competitive basis, if at all. Our revenues may suffer as a consequence. We may not be able to maintain favorable agreements with these parties and may not be able to locate acceptable contractors, or enter into favorable agreements with them, to replace existing contractors or to manufacture and distribute new products. If third party agreements terminate at a critical time, we may not have manufacturing or distribution capabilities to meet demand for our products.

     To be successful, our products must be manufactured in compliance with regulatory requirements and at acceptable costs. Manufacturing facilities of the company's products are subject to GMP regulations, international quality standards and other regulatory requirements. Failure by our contractors to maintain their facilities in accordance with GMP regulations, international quality standards or other regulatory requirements may entail a delay or termination of production, which could have a material adverse effect on our business, financial condition and results of operations.

Given our limited sales and marketing experience, we may not be able to develop effective methods to sell and market our products.

     Until late 1999, we relied on Baxter Healthcare Corporation for sales and marketing of our products. We have established internal sales and marketing capabilities and will be primarily responsible for sales and marketing of our products. Our internal capabilities are inexperienced and may not be effective. If we are not able to develop an effective sales and marketing organization, we will have to arrange for such activities to be performed by contracted third parties. We may not be able to enter into favorable agreements with such third parties, if at all. Such failures could have a material adverse effect on our business, financial condition and results of operations.

Intellectual property litigation could harm our business.

     Our success will depend in part on our ability to develop commercially viable products without infringing the proprietary rights of others.
Litigation, which is very expensive, may be necessary to enforce or defend our patents or proprietary rights and may not end favorably for us. Although we have not been subject to any filed infringement claims based on third party patents, other patents could exist or could be filed, which would prohibit or limit our ability to market our products or maintain our competitive position. On March 2, 2000, we filed suit against Miltenyi Biotec GmbH and their related companies, Miltenyi Biotec, Inc. and AmCell Corporation. The suit charges Miltenyi with patent infringement, breach of contract and deceptive trade practices. Intellectual property litigation such as this could divert management's attention from developing our products and could force us to incur substantial costs regardless of whether we are successful. An adverse outcome could subject us to increased competition in the United States. Any of our patents, licenses or other intellectual property may be challenged, invalidated, canceled, infringed or circumvented and may not provide any competitive advantage to us.

Public attitudes towards cell therapy may negatively affect regulatory approval or public perception of our products.

     The commercial success of our product candidates will depend in part on public acceptance of the use of cell therapy for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that cell therapy is unsafe, and cell therapy may not gain the acceptance of the public or the medical community. Adverse effects in the field of cell therapy that have occurred or may occur in the future also may result in greater governmental regulation of our product candidates and potential regulatory delays relating to the testing or approval of our product candidates.

The ethical, legal and social implications of our research using stem cells could prevent us from developing or gaining acceptance for commercially viable products in this area.

     Our research programs may involve the use of human stem cells that would be derived from human tissue. The use of certain human stem cells gives rise to ethical, legal and social issues regarding the appropriate use of these cells. In the event that our research related to human stem cells becomes the subject of adverse commentary or publicity, the market price for our common stock could be significantly harmed.

We face certain risks associated with international sales of our products.

     A number of risks are inherent in international operations and transactions. International sales and operations may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs and difficulties in staffing, coordinating and managing international operations. Additionally, our business, financial condition and results of operations may be adversely affected by fluctuations in international currency exchange rates as well as constraints on our ability to maintain or increase prices. The international nature of our business subjects us and our representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which they operate or in which our products are sold. The regulation of medical devices in a number of such jurisdictions, particularly in the European Union, continues to develop. We cannot assure that new laws or regulations, or new interpretations of existing laws and regulations, will not have a material adverse effect on our business, financial condition and results of operations. In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. We may not be able to successfully further commercialize our current products or successfully commercialize any future products in any international market.

We may not successfully compete in the biotechnology industry.

     We compete with biotechnology companies, pharmaceutical companies, academic institutions, government agencies and public and private research organizations. Many of these entities have extensive resources and experience in research and development, clinical testing, manufacturing, regulatory affairs, distribution and marketing. Some of these entities have significant research and development activities in areas upon which our programs focus. Many of our competitors possess substantially greater research and development, financial, technical, marketing and human resources than us and may be in a better position to
develop, manufacture and market products.   We are aware of existing products
that compete with our products and other products in development that may compete with our products. If we cannot successfully compete with existing or new products, our marketing and sales will suffer and it may not ever be profitable.

If we need additional financing and cannot obtain it, product development and sales may be limited.

     We may need to change our plans for development of our proposed products to address difficulties with clinical studies or for sales of our existing products to accommodate market demands. If that occurs, we may need to spend more funds than currently anticipated. We may not be able to obtain additional funds on commercially reasonable terms or at all. If adequate funds are not available, we may be required to delay or terminate research and development programs, curtail capital expenditures, reduce business development and other operating activities or to obtain financing on terms not favorable to us.

If we do not attract and retain key management, consultants and scientific personnel, our business may suffer.

     We are highly dependent on our current management, consultants and scientific personnel. Our success will largely depend upon our ability to retain our current key personnel and consultants and to attract and retain new highly qualified personnel. Expertise in the field of ex vivo cell research and therapy is not generally available in the market, and competition for qualified consultants, management and scientific personnel is intense. We may not be successful in retaining existing or hiring new key consultants and personnel, which may have an adverse effect on us.

We may not have adequate insurance and may have substantial exposure to payment of product liability claims.

     We face an inherent business risk of exposure to product liability claims in the event that the use of the Isolex(R) system during research and development efforts, including clinical trials, or after commercialization results in adverse effects. As a result, we may incur significant product liability exposure, which could exceed existing product liability insurance coverage. We may not be able to maintain our product liability insurance at an acceptable cost, if at all. If claims or losses exceed our liability insurance coverage, our financial condition would be adversely affected.

Our stock price and warrant price could be volatile and could decline.

     The market prices for securities of biotechnology companies are highly volatile, and there are significant price and volume fluctuations in the market that may be unrelated to particular companies' operating performances. Our stock price could decline suddenly due to factors such as the following:

     .  results of clinical trials;

     . the amount of our cash resources and ability to obtain additional funding;

     .  timing of regulatory approvals and changes in government regulation;

     .  fluctuations in operating results;

     . announcements by us or others of technological innovations or new products;

     .  failure to meet estimates or expectations of securities analysts;

     .  rate of product acceptance;

     .  developments in or disputes over patent or other proprietary rights;

     . public concern as to the safety of products developed by us or by others;

     .  changes in recommendations by securities analysts, if any; and

     .  general market conditions.

     Any of these events may cause the price of our shares to fall, which may adversely affect our business and financing opportunities. In addition, the stock market in general and the market prices for biotechnology companies in particular have experienced significant volatility that often has been unrelated to the operating performance or financial conditions of such companies. These broad market and industry fluctuations may adversely affect the trading price of our shares, regardless of our operating performance or prospects. For example, since December 31, 1999, the price of our common stock has fluctuated from a low of $3.25 to a high of $25.75, and the price of our publicly traded warrants has fluctuated from a low of $.6875 to a high of $5.50.

Outstanding shares of convertible preferred stock and warrants could cause substantial dilution.

     As of September 30, 2000, our outstanding equity securities included:

     . 74,498 shares of Series A Cumulative Convertible Preferred Stock, convertible into 6,772,545 shares of common stock at a conversion price of $11.00 per share;

     . 63,000 shares of Series B Cumulative Convertible Preferred Stock, convertible into 5,727272 shares of common stock at a conversion price of $11.00 per share;

     . Class B Warrants to purchase 750,000 shares of common stock for a price of $12.00 per share; and

     . warrants to purchase 1,300,000 shares of common stock for a price of $4.60 per share.

     . warrants to purchase 361,130 shares of common stock for a price of $5.40 per share.

     If holders of the preferred stock and warrants listed above converted or exercised all of their shares as of September 30, 2000, the holders would receive approximately 14,911,000 shares of common stock (representing approximately 39% of our outstanding shares on a fully diluted basis, including approximately 2,212,000 shares of common stock upon the exercise of stock options outstanding as of September 30, 2000). Investors in our common stock or warrants could experience substantial dilution of their investment upon conversion of the preferred stock or exercise of the warrants. Our outstanding equity securities also include Class A Warrants to purchase up to 1,500,000 shares of common stock for a price of $.04 per share, which are not exercisable, if at all, until November 24, 2004.

Future sales of shares may depress the price of our common stock.

     If shareholders sell a substantial number of shares of our common stock in the public market, or investors perceive that these sales might occur, the market price of our common stock could decrease. Such a decrease could make it difficult for us to raise capital by selling stock or to pay for acquisitions using stock. To the extent outstanding options or warrants are exercised or additional shares of capital stock are issued, investors purchasing our common stock or securities convertible into common stock may incur additional dilution. Our employees hold a significant number of options to purchase shares, many of which are presently exercisable. Employees may exercise their options and sell shares shortly after such options become exercisable, particularly if they need to raise funds to pay for the exercise of such options or to satisfy tax liabilities that they may incur in connection with exercising their options.

If shareholders do not receive dividends, shareholders must rely on stock appreciation for any return on their investment.

     We have never declared or paid cash dividends on any of our capital stock. We currently intend to retain any earnings for future growth and, therefore, do not anticipate paying cash dividends in the future. As a result, only appreciation of the price of the warrants and/or common stock will provide a return to investors who purchase or acquire securities pursuant to this prospectus.

                          Forward-Looking Statements

     This prospectus contains forward-looking statements, including statements regarding:

     . plans and objectives of management for future operations, including those relating to the development, sales and marketing of the Isolex(R) products;

     . statements preceded by, followed by, or including the words "believes," "expects," "intends," "estimates," "should," "may," or similar expressions; and

     . other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

     .  results of clinical trials;

     .  ability to enter into strategic collaborations with others;

     .  timing of product development;

     .  marketability of products;

     .  ability to obtain and protect patent and proprietary rights;

     .  competition and technological change;

     .  extent of developing sales and marketing capabilities;

     .  ability to obtain third-party reimbursement;

     .  existence of hazardous materials;

     .  potential product liability and availability of insurance;

     .  future capital needs and ability to obtain additional funding; and

     .  timing and receipt of regulatory approval.

     Although we believe that the expectations reflected in the forward-looking statements as of this date are reasonable, we cannot assure that the expectations will prove to have been correct. All phases of our operations are subject to uncertainties, risks and other influences, many of which are outside our control. Any one, or a combination, of those uncertainties, risks or other influences could materially adversely affect our results of operations, whether or not the forward-looking statements ultimately prove to be accurate.

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-Q, 8-K and 10-K reports to the SEC.

                                Use Of Proceeds

     We cannot guarantee that we will receive any proceeds in connection with this offering.

     We intend to use the net proceeds of this offering, if any, to fund research, development and product manufacturing, to provide working capital and for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. Pending these uses, the net proceeds will be invested in investment-grade, interest-bearing securities.

     The principal proposes of this offering are to increase our capitalization and our operating and financial flexibility. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.

     Based upon our current operating plan, we believe that our available cash and existing sources of revenue, together with the proceeds of this offering, if any, and interest earned thereon, will be adequate to satisfy our capital needs until at least the end of the year 2001.

                              Plan Of Distribution

     We may offer the common stock:

     .  directly to purchasers;

     .  to or through underwriters;

     .  through dealers, agents or institutional investors; or

     .  through a combination of such methods.


     Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

     . the identity of any underwriters, dealers or agents who purchase the common stock;

     . the material terms of the distribution, including the number of shares sold and the consideration paid;

     . the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

     . the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

     . the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

     We will bear the expenses incident to the registration of the shares, other than selling discounts and commissions. These expenses are estimated to be $100,600.

                      Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     This prospectus is part of a registration statement on Form S-3, including amendments, relating to the common stock offered by this prospectus with the SEC. This prospectus does not contain all of the information set forth in the registration statement, the exhibits and schedules, some portions of which the SEC allows us to omit. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede prior information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

     1. our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     2. our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

     3. our Current Reports on Form 8-K, filed July 19, 2000 and June 22, 2000; and

     4. the description of our common stock contained in our registration statement on Form S-3 filed May 10, 1999.

     You may request copies of these filings, at no cost, by writing or telephoning us at:


                           Nexell Therapeutics Inc.
                                   9 Parker
                           Irvine, California 92618
                      Attention: Corporate Communications
                           Telephone (949) 470-9011

                                 Legal Matters

     The validity of the issuance of the common stock offered in this prospectus will be passed upon for Nexell Therapeutics Inc. by Latham & Watkins, Menlo Park, California. Latham & Watkins does not beneficially own any shares of common stock as of the date of this prospectus.

                                    Experts

     The consolidated financial statements of Nexell Therapeutics Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated herein by reference and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II
                    Information Not Required In Prospectus

Item 14.  Other expenses of issuance and distribution.

     The estimated expenses payable by Nexell in connection with this offering are as follows:

            Registration Fees.......................... $  6,600
            Legal Fees................................. $ 75,000
            Accounting Fees............................ $  8,000
            Printing Expenses.......................... $  5,000
            Miscellaneous.............................. $  6,000
            Total...................................... $100,600

Item 15.  Indemnification of directors and officers.

     Pursuant to Section 102 of the Delaware General Corporation Law (the "DGCL"), the Registrant's Certificate of Incorporation contains the following provision regarding limitation of liability of directors and officers:

          A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director's duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derives an improper personal benefit. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

     The Registrant is empowered by Section 145 of the DGCL, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employer or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant's Certificate of Incorporation and the Registrant's By-laws both provide for indemnification of its officers and directors to the full extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary.

Item 16.  Exhibits

     Exhibit
     Number                             Description
     -------                            -----------
       2.4    Asset Purchase Agreement dated October 10, 1997 by and among

              Baxter Healthcare Corporation ("Baxter"), the Company and NCI. (1)

       2.5    Asset Acquisition Agreement dated February 18, 1999, by and among
              Baxter, the Company and NCI. (2)

       2.6    Securities Agreement dated as of November 24, 1999 among the
              Company and the Purchasers named in Schedule I thereto (certain schedules are omitted and the Company agrees to furnish supplementally a copy to the Commission upon request. (3)

       4.4    Warrant Agreement dated June 17, 1996 between the Company and
              American Stock Transfer & Trust Company. (4)

       4.5 The Certificate of Amendment of the Certificate of Incorporation of the Company filed with the Delaware Secretary of State on December 16, 1997 creating a Series A Preferred Stock and amendments subsequent thereto. (3)

       4.6 The Certificate of Amendment of the Certificate of Incorporation of the Company filed with the Delaware Secretary of State on May
              25, 1999 modifying the Series A Preferred Stock. (3)

       4.7    The Company's Series 1 6  1/2 % Convertible Subordinated Debenture
              Due November 30, 2004 issued May 28, 1999 to Baxter. (5)

       4.8    The Company's Series 2 6  1/2 % Convertible Subordinated Debenture
              Due November 30, 2004 issued May 28, 1999 to Baxer. (5)

       4.9    The Company's Certificate of Designation filed with the Delaware
              Secretary of State on November 24, 1999 creating the Series B
              Preferred Stock. (3)

       4.10 Registration Rights Agreement dated as of November 24, 1999 among the Company and the Investors identified therein. (3)

       5.1    Opinion of Latham & Watkins.

       23.1   Consent of KPMG LLP.

       23.2   Consent of Latham & Watkins.  Reference is made to Exhibit 5.1.

       24.1   Power of attorney.  Reference is made to page II-4.

_____________
(1) Filed as the same numbered Exhibit to the Company's Current Report on Form 8-K filed January 2, 1998 and incorporated herein by reference.

(2) Filed as the same numbered Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

(3) Filed as the same numbered Exhibit to the Company's Current Report on Form 8-K filed December 7, 1999 and incorporated herein by reference.

(4) Filed as the same numbered Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

(5) Filed as the same numbered Exhibit to the Company's Current Report on Form 8-K filed June 29, 1999 and incorporated herein by reference.

Item 17.  Undertakings.

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statements.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on December 7, 2000.

                                   NEXELL THERAPEUTICS INC.


                                   By:  /s/ William A. Albright, Jr.
                                        ----------------------------
                                        William A. Albright, Jr.
                                        President and Chief Operating Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints WILLIAM A. ALBRIGHT, JR. and RICHARD L. DUNNING, and each of them, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signatures                                       Title                         Date
----------                                       -----                         ----
/s/ Richard L. Dunning              Chairman and Chief Executive         December 7, 2000
----------------------------------  Officer
Richard L. Dunning

/s/ William A. Albright, Jr.        President, Chief Operating           December 7, 2000
----------------------------------  Officer, Chief Financial Officer,
William A. Albright, Jr.            and Principal Accounting Officer

/s/ C. Richard Piazza               Director                             December 7, 2000
----------------------------------
C. Richard Piazza

/s/ Joseph A. Mollica, Ph.D.        Director                             December 7, 2000
----------------------------------

Joseph A. Mollica, Ph.D.

/s/ Richard L. Casey                Director                             December 7, 2000
----------------------------------
Richard L. Casey

/s/ Eric A. Rose, M.D.              Director                             December 7, 2000
----------------------------------
Eric A. Rose, M.D.

/s/ Daniel Levitt, Ph.D., M.D.      Director                             December 7, 2000
----------------------------------
Daniel Levitt, Ph.D., M.D.

/s/ Victor W. Schmitt               Director                             December 7, 2000
----------------------------------
Victor W. Schmitt

                                 Exhibit Index

     Exhibit
     Number                             Description
     -------                            -----------
       2.4    Asset Purchase Agreement dated October 10, 1997 by and among
              Baxter Healthcare Corporation ("Baxter"), the Company and NCI. (1)

       2.5    Asset Acquisition Agreement dated February 18, 1999, by and among
              Baxter, the Company and NCI. (2)

       2.6    Securities Agreement dated as of November 24, 1999 among the
              Company and the Purchasers named in Schedule I thereto (certain schedules are omitted and the Company agrees to furnish supplementally a copy to the Commission upon request. (3)

       4.4    Warrant Agreement dated June 17, 1996 between the Company and
              American Stock Transfer & Trust Company (4)

       4.5 The Certificate of Amendment of the Certificate of Incorporation of the Company filed with the Delaware Secretary of State on December 16, 1997 creating a Series A Preferred Stock and amendments subsequent thereto. (3)

       4.6 The Certificate of Amendment of the Certificate of Incorporation of the Company filed with the Delaware Secretary of State on May
              25, 1999 modifying the Series A Preferred Stock. (3)

       4.7    The Company's Series 1 6  1/2 % Convertible Subordinated Debenture
              Due November 30, 2004 issued May 28, 1999 to Baxter. (5)

       4.8    The Company's Series 2 6  1/2 % Convertible Subordinated Debenture
              Due November 30, 2004 issued May 28, 1999 to Baxer. (5)

       4.9    The Company's Certificate of Designation filed with the Delaware
              Secretary of State on November 24, 1999 creating the Series B
              Preferred Stock. (3)

       4.10 Registration Rights Agreement dated as of November 24, 1999 among the Company and the Investors identified therein. (3)

       5.1    Opinion of Latham & Watkins.

       23.1   Consent of KPMG LLP.

       23.2   Consent of Latham & Watkins.  Reference is made to Exhibit 5.1.

       24.1   Power of attorney.  Reference is made to page II-4.

_____________
(1) Filed as the same numbered Exhibit to the Company's Current Report on Form 8-K filed January 2, 1998 and incorporated herein by reference.

(2) Filed as the same numbered Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

(3) Filed as the same numbered Exhibit to the Company's Current Report on Form 8-K filed December 7, 1999 and incorporated herein by reference.

(4) Filed as the same numbered Exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference.

(5) Filed as the same numbered Exhibit to the Company's Current Report on Form 8-K filed June 29, 1999 and incorporated herein by reference.